Instructions for the participants in the Extraordinary General Meeting

1. Shareholders registered in the shareholders' register

Each shareholder, who is registered on 22 August 2019 in the shareholders' register of Tieto held by Euroclear Finland Oy, has the right to participate in the Extraordinary General Meeting. A shareholder, whose shares are registered on his/her Finnish book-entry account, is registered in the shareholders' register of Tieto.

A shareholder, who is registered in the shareholders' register of Tieto and wants to participate in the Extraordinary General Meeting, shall register for the meeting no later than on 28 August 2019 at 3.00 p.m. (EET) by giving a prior notice of participation, which must be received by Tieto no later than by the above mentioned time. Such notice can be given either:

- through Tieto's website at www.tieto.com/tietoevry
- by e-mail agm@tieto.com
- by phone +358 20 770 6901 (Mon-Fri 9.00 a.m.-3.00 p.m. EET) or
- by mail to Tieto, Legal/EGM, P.O. Box 2, FI-02101 Espoo, Finland

In connection with the registration, a shareholder shall notify his/her name, personal/business identification number, address, telephone number and the name of any assistant or proxy representative as well as the personal identification number of a proxy representative. The personal data given to Tieto is used only in connection with the Extraordinary General Meeting and processing of related registrations.

The shareholder, his/her authorized representative or proxy representative shall, where necessary, be able to prove his/her identity and/or possible right of representation.

2. Holders of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting by virtue of such shares, based on which he/she on the record date of the Extraordinary General Meeting, i.e. on 22 August 2019, would be entitled to be registered in the shareholders' register of Tieto held by Euroclear Finland Oy. The right to participate in the Extraordinary General Meeting requires, in addition, that the shareholder on the basis of such shares has been registered into the temporary shareholders' register held by Euroclear Finland Oy at the latest by 29 August by 10 a.m. (EET). As regards nominee registered shares this constitutes due registration for the Extraordinary General Meeting.

A holder of nominee registered shares is advised to request without delay necessary instructions regarding the registration in the temporary shareholders' register of Tieto, the issuing of proxy documents and registration for the general meeting from his/her custodian bank. The account management organization of the custodian bank has to register a holder of nominee registered shares, who wants to participate in the Extraordinary General Meeting, into the temporary shareholders' register of Tieto at the latest by 29 August 2019 by 10 a.m (EET).

For further information on the Extraordinary General Meeting please visit www.tieto.com/tietoevry.

3. Shares registered in Euroclear Sweden AB

A shareholder with shares registered in Euroclear Sweden AB's Securities System who wishes to attend and vote at the Extraordinary General Meeting must:

1. be registered in the shareholders' register maintained by Euroclear Sweden AB not later than on 22 August 2019.

   Shareholders whose shares are registered in the name of a nominee must, in order to be eligible to request a temporary registration in the shareholders' register of Tieto maintained by Euroclear Finland Oy, request that their shares are reregistered in their own names in the register of shareholders maintained by Euroclear Sweden AB, and procure that the nominee sends the request for temporary registration to Euroclear Sweden AB on their behalf. Such reregistration must be made as of 22 August 2019 and the nominee should therefore be notified well in advance.

2. request temporary registration in the shareholders' register of Tieto maintained by Euroclear Finland Oy. Such request (en or se) shall be submitted in writing to Euroclear Sweden AB no later than on 23 August 2019 at 15.00 Swedish time.

   This temporary registration made through written request to Euroclear Sweden AB is considered a notice of attendance at the Extraordinary General Meeting.

   Further information on attending the Extraordinary General Meeting is available on www.tieto.com/tietoevry.

4. Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives representing the shareholder with shares at different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting.

Possible proxy documents should be delivered in originals to Tieto, Legal/EGM, P.O. Box 2, FI-02101 Espoo, Finland before 28 August 2019.

5. Further instructions and information

Pursuant to chapter 5, section 25 of the Finnish Companies Act, a shareholder who is present at the Extraordinary General Meeting has the right to request information with respect to the matters to be considered at the meeting.

On the date of this notice to the Extraordinary General Meeting the total number of shares and votes in Tieto is 74,109,252.

The meeting will be conducted primarily in Finnish, and simultaneous translation will be available into English and as necessary into Finnish. Coffee will be served after the meeting.